Exhibit 99.1

Explanation of Responses:

(1)	Series B Preferred Stock held directly by New GGP Warrants LLC, a Delaware limited liability company (“New GGP Warrants”).

(2)	Series B Preferred Stock held directly by Brookfield Retail Mall LLC, a Delaware limited liability company (“Retail Mall”).

(3)	Series B Preferred Stock held directly by BW Purchaser LLC, a Delaware limited liability company (“BWP”).

(4)	Series B Preferred Stock held directly by Brookfield Retail Holdings Warrants LLC, a Delaware limited liability company (“BRH Warrants”).

(5)	Series B Preferred Stock held directly by Brookfield BPY Retail Holdings II Subco LLC, a Delaware limited liability company (“New GGP Subco”).

(6)	The Reporting Person, as a parent of New GGP Warrants, Retail Mall, BWP, BHR Warrants and New GGP Subco (together, the “Direct Holders”), may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares of Series B Preferred Stock (“Series B Preferred”) that are directly beneficially owned by the Direct Holders. In the event that the Agreement and Plan of Merger, dated as of March 26, 2018 (as amended on June 25, 2018, and as it may be further amended or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Brookfield Property Partners L.P., Goldfinch Merger Sub Corp. and the Issuer, is terminated in accordance with its terms prior to the time at which the amendment and restatement of the Issuer’s Certificate of Incorporation is filed with and accepted by the Secretary of State of the State of Delaware pursuant to the terms of the Merger Agreement, then each share of Series B Preferred shall be automatically, without action by the Issuer or any holder, converted into one fully paid and non-assessable share of Common Stock, without the payment of any accrued and unpaid dividends. In accordance with Instruction 5(b)(iv), the entire amount of the Series B Preferred that is owned by each Direct Holder is reported herein. The Reporting Person disclaims beneficial ownership of all shares of Series B Preferred that are beneficially owned by the Direct Holders, except to the extent of any indirect pecuniary interest therein.